UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 28, 2021

Silver bull resources, inc.

(Exact name of registrant as specified in its charter)

Nevada	001-33125	91-1766677
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

777 Dunsmuir Street, Suite 1610 Vancouver, BC		V7Y 1K4
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	604-687-5800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2021, Darren Klinck was appointed by the board of directors of Silver Bull Resources, Inc. (the “Company”) as its President, effective as of October 1, 2021, replacing Timothy Barry in such role on that date. Timothy Barry remains the Chief Executive Officer of the Company.

Mr. Klinck, 45, most recently served as President (August 2017–April 2021) and Chief Executive Officer (August 2017–January 2020) of Bluestone Resources Inc. From April 2007 to June 2017, he served in numerous roles at OceanaGold Corporation, including Executive Vice President and Head of Corporate Development, Head of Business Development, and Vice President of Corporate and Investor Relations. Mr. Klinck has served as a director of ValOre Metals Corp. since June 1, 2021, as a director of Gold Basin Resources Corp. since September 9, 2021, and as the President and a director of Arras Minerals Corp. since October 1, 2021. In addition, he served as a director of Bluestone Resources Inc. from August 2017 to April 2021. Mr. Klinck has a Bachelor of Commerce degree from the Haskayne School of Business at The University of Calgary. There are no family relationships between Mr. Klinck and any director or executive officer of the Company, and there are no transactions between Mr. Klinck and the Company that require disclosure pursuant to Item 404 of Regulation S-K.

On October 1, 2021, the Company entered into a consulting agreement (the “Consulting Agreement”) with Mr. Klinck’s personal service corporation, Westcott Management Ltd. (“Westcott”), pursuant to which Mr. Klinck will serve as the President of the Company. Pursuant to the terms and conditions of the Consulting Agreement, Westcott will receive an annual fee of C$50,000 (the “Consulting Fee”) and will be eligible to participate in the Company’s annual bonus plans during the term of the Consulting Agreement. Westcott will further be eligible to receive a retention bonus (each, a “Retention Bonus”) as follows, subject to Mr. Klinck’s continued service with the Company through the applicable payment date and the achievement of the applicable market capitalization targets by April 15, 2027: (i) an amount of C$500,000, subject to the Company’s market capitalization reaching at least C$250,000,000 for five consecutive trading days, (ii) an amount of C$500,000, subject to the Company’s market capitalization reaching at least C$500,000,000 for five consecutive trading days, and (iii) an amount of C$1,000,000, subject to the Company’s market capitalization reaching at least C$1,000,000,000 for five consecutive trading days. In addition, in the event that, on or prior to April 15, 2027, the Company is subject to a successful takeover bid exceeding C$250,000,000, Wescott will receive a cash bonus equal to 0.2% of the bid price, less any Retention Bonus previously paid to Wescott pursuant to the Consulting Agreement. In the event that the Company does not have the funds necessary to pay any Retention Bonus (including any bonus payable upon a successful takeover bid), Wescott shall accrue interest at 5% per annum compounded on any such unpaid amount until the full payment of any such amount plus interest, provided that the Company may settle any such amount by issuing shares of the Company to Wescott valued at the 20-trading volume-weighted average price for the Company’s shares on the market calculated up to the day before the issuance of the shares, less 5%.

The Consulting Agreement further provides that the Company shall reimburse Wescott for any direct out-of-pocket expenses incurred in connection with Wescott’s services under the Consulting Agreement and will pay for (or reimburse) any insurance plan premiums for Mr. Klinck’s medical, dental, term life, liability and disability insurance.

In the event that the Consulting Agreement is terminated by the Company without “cause” or by Wescott for “good reason” (as such terms are defined in the Consulting Agreement), Wescott is entitled to the following amounts, payable in a lump sum: (i) in the event that the Consulting Agreement is terminated prior to October 1, 2022, six months of the Consulting Fee, and (ii) in the event that the Consulting Agreement is terminated on or after October 1, 2022, six months of the Consulting Fee plus one month of the Consulting Fee for each additional year of service from October 1, 2021, up to a maximum of 12 months of the Consulting Fee. If the Company terminates the Consulting Agreement without “cause” within three months following a “change of control” (as such term is defined in the Consulting Agreement), Wescott is entitled to 24 months of the Consulting Fee plus a lump-sum payment equal to the previous annual cash bonus paid to Wescott (such payment, the “Change of Control Payment”). In addition, Wescott has the right to terminate the Consulting Agreement for any reason within three months following a “change of control” and receive the Change of Control Payment from the Company.

The Consulting Agreement contains certain restrictive covenants, including a non-competition covenant and employee and customer non-solicitation covenant applicable during the term of the Consulting Agreement and for six months following the termination thereof.

The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Consulting Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
10.1	Consulting Agreement, dated as of October 1, 2021, by and between Silver Bull Resources, Inc. and Westcott Management Ltd.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Silver Bull resources, inc.

Date: October 5, 2021	By:	/s/ Christopher Richards
	Name:	Christopher Richards
	Title:	Chief Financial Officer